UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2019

LogMeIn, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34391	20-1515952
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

320 Summer Street Boston, Massachusetts	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781)-638-9050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	LOGM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Form 8-K/A (Amendment No. 1) amends and restates in its entirety the Form 8-K (the “Original 8-K”) filed on December 17, 2019 by LogMeIn, Inc. to file an exhibit and to incorporate it herein by reference. Except as set forth herein, this amendment does not amend or update any other information set forth in the Original 8-K, and we have not updated disclosures contained therein to reflect any events that may have occurred at a date subsequent to the filing of the Original 8-K.

Item 1.01.	Entry into Material Definitive Agreement

Agreement and Plan of Merger

On December 17, 2019, LogMeIn, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Logan Parent, LLC, a Delaware limited liability company (“Parent”), and Logan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are controlled by Francisco Partners, a technology-focused global private equity firm, and Evergreen Coast Capital Corp., the technology-focused private equity affiliate of Elliott Management Corporation, an investment management firm.

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). At the Effective Time (as defined in the Merger Agreement), and as a result of the Merger:

•

Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), that is issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement or Dissenting Shares (as defined in the Merger Agreement), shall be automatically converted into the right to receive $86.05 in cash, without interest (the “Merger Consideration”);

•

Each option to purchase Company Common Stock (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option; and

•

Each restricted stock unit (x) that is subject solely to service-based vesting conditions and has no performance conditions to earn the Company Common Stock covered thereby and is outstanding at the Effective Time (a “Company RSU”), shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder thereof to receive an amount in cash equal to the Merger Consideration with respect to each share of Company Common Stock subject to such Company RSU, which amount shall be paid subject to satisfaction of the vesting conditions applicable to the Company RSU immediately prior to the Effective Time; and (y) that is subject to performance-based vesting conditions or a requirement to satisfy performance conditions to earn the Company Common Stock covered thereby (a “Performance RSU”) and is outstanding immediately at the Effective Time shall become earned (meaning eligible to vest upon satisfaction of service-based vesting conditions) (i) with respect to Performance RSUs that are subject to market-based vesting conditions, as to the number of shares of Company Common Stock subject to such award that would be earned based on the Company’s actual level of achievement as of the Effective Time, based on the price per share of the Merger Consideration, and (ii) with respect to Performance RSUs that are subject to revenue-based vesting conditions, as to the number of shares of Company Common Stock subject to such award that would be earned based on target level achievement and, in each case, after giving effect to such achievement, without any required action on the part of the holder thereof, be cancelled and shall entitle the holder thereof to receive the Merger Consideration with respect to each earned share of Company Common Stock subject to such Performance RSU, which amount shall be paid subject to satisfaction of the service-based vesting conditions applicable to the Performance RSU immediately prior to the Effective Time.

The board of directors of the Company (the “Board”) has (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company at a special stockholder meeting and (iv) recommended that the Company’s stockholders adopt the Merger Agreement.

Assuming the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the Merger to close in mid-2020. The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special stockholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various conditions, including (i) the adoption of the Merger Agreement by holders of a majority of the Company Common Stock issued and outstanding (the “Company Stockholder Approval”); (ii) the absence of any order, injunction or law prohibiting the closing of the Merger; (iii) (a) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (b) the expiration of any waiting period under other applicable competition laws; (iv) the receipt of certain communications regulatory approvals described in the Merger Agreement; and (v) the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, and compliance with the covenants and agreements contained in the Merger Agreement as of the Closing of the Merger. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement) that is continuing. The closing of the Merger is not subject to a financing condition.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Merger Agreement and the closing of the Merger, not to engage in certain kinds of material transactions during such period, to convene and hold a special meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to cooperate with Parent in connection with the financing for the Merger, to obtain regulatory approvals and, subject to certain customary exceptions, for the Board to recommend that the stockholders adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including a covenant that Parent use its reasonable best efforts to cause the financing for the Merger to be funded.

The Merger Agreement provides that, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York time) on the day that is 45 calendar days following the date of the Merger Agreement (the “Solicitation Period End Date”), the Company may (i) solicit, initiate, facilitate and encourage the making of Acquisition Proposals (as defined in the Merger Agreement) from third parties and provide nonpublic information to such third parties (subject to entry into acceptable confidentiality agreements), and (ii) enter into, continue or otherwise participate in any discussions or negotiations with such third parties regarding such Acquisition Proposals or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. From and after the Solicitation Period End Date, the Company will become subject to customary “no shop” restrictions prohibiting the Company and its representatives from soliciting Acquisition Proposals from third parties or providing information to or participating in any discussions or negotiations with third parties regarding Acquisition Proposals, subject to certain exceptions set forth in the Merger Agreement as described below. However, the Company may continue to engage in the foregoing activities with any third party that made a bona fide Acquisition Proposal prior to the Solicitation Period End Date that, on or before the Solicitation Period End Date, the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) (each, an “Exempted Person”).

Notwithstanding the limitations applicable after the Solicitation Period End Date, prior to obtaining the Company Stockholder Approval, the Board may effect a Change of Board Recommendation (as defined in the Merger Agreement) if the Company has received a bona fide written Acquisition Proposal (other than as a result of a breach of Section 5.3 of the Merger Agreement) that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals) would be more favorable from a financial point of view to the stockholders of the Company than the Merger (taking into account any adjustments to the Merger Agreement proposed by Parent as described below) (a “Superior Proposal”) and the Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such a Change of Board Recommendation in response to the receipt of such Superior Proposal would be inconsistent with its fiduciary duties under applicable law. In addition, prior to obtaining the Company Stockholder Approval, the Board may also, subject to requirements specified in the Merger Agreement, terminate the Merger Agreement in response to a Superior Proposal. Prior to taking the actions described above, the Company must provide Parent with at least four business days advance written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall include a copy of such Superior Proposal and all related documentation. To the extent Parent requests, the Company is required to direct its representatives to negotiate with Parent in good faith during the Notice Period regarding any amendments or modifications to the Merger Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal. Following the Notice Period, and taking into account any amendments or modifications proposed by Parent to the terms of the Merger Agreement, the Board may terminate the Merger Agreement if it determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal would continue to constitute a Superior Proposal if such proposed amendments or modifications were to be given effect and that failure to make a Change of Board Recommendation with respect to such Superior Proposal would be inconsistent with the Board’s fiduciary duties under applicable law. Subject to similar provisions and requirements in the Merger Agreement, including a four business day notice period, the Board may also effect a Change of Board Recommendation with respect to an Intervening Event (as defined in the Merger Agreement).

Parent and Merger Sub have secured committed financing, consisting of a combination of equity to be provided by Francisco Partners and Elliott Management Corporation and debt to be provided by Barclays, RBC Capital Markets, Deutsche Bank Securities, Mizuho Bank, Ltd., and Jefferies Finance LLC, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate Merger Consideration and all other closing payments and related fees and expenses. The availability of the debt financing is subject to the satisfaction of customary conditions.

The Merger Agreement contains certain termination rights for both the Company and Parent. If the Merger Agreement is terminated in connection with the Company entering into a Company Acquisition Agreement (as defined in the Merger Agreement) in respect of a Superior Proposal prior to the Solicitation Period End Date or within one business day following the expiration of any Notice Period that began on or prior to the business day following the Solicitation Period End Date, the Company will be required to pay to Parent a termination fee of $65 million. Upon termination of the Merger Agreement under specified circumstances, including with respect to the Company’s entry into an agreement with respect to a Superior Proposal other than as described in the preceding sentence or the Board effecting a Change of Board Recommendation, the Company will be required to pay to Parent a termination fee of $130 million. The termination fee of $130 million may also be payable by the Company if the Merger Agreement is terminated for any of the following reasons, the Company enters into a definitive agreement with respect to any Acquisition Proposal within twelve months after such termination, and the transaction contemplated by such Acquisition Proposal is consummated: (i) if the Merger Agreement is terminated by the Company or Parent as a result of the failure to obtain the Company Stockholder Approval and prior to the date of the Company Meeting (as defined in the Merger Agreement) an Acquisition Proposal has been publicly announced and not publicly withdrawn at least ten days before the date of the Company Meeting, (ii) if the Merger

Agreement is terminated by the Company or Parent because the Effective Time has not occurred on or before the Outside Date (as defined in the Merger Agreement) and prior to the date of termination an Acquisition Proposal has been publicly announced and not publicly irrevocably withdraw at least ten days before the date of such termination, or (iii) if the Merger Agreement is terminated by Parent because the Company would not be reasonably capable of satisfying its closing conditions due to a breach of its representations, warranties or covenants and prior to the date of termination an Acquisition Proposal has been publicly announced and not publicly irrevocably withdraw at least ten days before the date of such termination.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by June 17, 2020, which date will be extended to September 17, 2020 and may be further extended to December 17, 2020 in the event that on June 17, 2020 or September 17, 2020, respectively, all conditions to the closing of the Merger have been satisfied or waived other than those relating to (i) the absence of orders, injunctions or laws prohibiting the consummation of the Merger and (ii) the receipt of required antitrust and other regulatory approvals.

The above-description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

Upon the closing of the Merger, the Company Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Item 7.01.	Regulation FD Disclosure.

The Merger Agreement contains certain covenants that will restrict the Company’s ability to pay any dividends in the future and, as a result, the Company does not currently expect to pay any further quarterly cash dividends.

Item 8.01.	Other Events.

On December 17, 2019, the Company and Parent issued a joint press release announcing the Merger Agreement. A copy of the press release was previously filed as Exhibit 99.1 to the Original 8-K and is incorporated herein by reference.

Additional Information and Where to Find It:

This communication relates to the proposed merger transaction involving the Company. In connection with the proposed merger, the Company will file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, www.logmeininc.com. In addition, the documents (when available) may be obtained free of charge by directing a request to InvestorRelations@LogMeIn.com.

Participants in the Solicitation:

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company Common Stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2019 annual meeting of stockholders, which was filed with the SEC on April 12, 2019 (the “2019 Proxy Statement”), and in other documents filed by the Company, including on behalf of such individuals, with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements:

This Current Report on Form 8-K and Exhibit 99.1 hereto contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including statements regarding the proposed transaction and the ability to consummate the proposed transaction. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “intends,” “forecasts,” “can,” “could,” “may,” “anticipates,” “estimates,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” “outlook,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) the Company may be unable to obtain stockholder approval for the proposed transaction; (2) the conditions to the closing of the proposed transaction may not be satisfied and required regulatory approvals may not be obtained; (3) the proposed transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the proposed transaction; (5) the Company may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (7) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (8) the failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the proposed transactions; and (9) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. If the proposed transaction is consummated, the Company’s stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. The Company does not intend, and assumes no obligation, to update any forward-looking statements. The Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018, the 2019 Proxy Statement and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 17, 2019, by and among the Company, Parent and Merger Sub.*

99.1	Press release entitled “LogMeIn Enters into Definitive Agreement to be Acquired by Affiliates of Francisco Partners and Evergreen Coast Capital Corp. for $86.05 per Share in Cash,” issued by the Company on December 17, 2019.**

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
**	Previously furnished with Original 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGMEIN, INC.

Date: December 18, 2019	By:	/s/ Michael J. Donahue
Michael J. Donahue
SVP, General Counsel & Secretary

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LOGAN PARENT, LLC,

LOGAN MERGER SUB, INC.

and

LOGMEIN, INC.

Dated as of December 17, 2019

i

4.4	Litigation	29
4.5	Financing	29
4.6	Guarantees	30
4.7	Proxy Statement	30
4.8	Ownership of Company Capital Stock	31
4.9	Solvency	31
4.10	Ownership of Parent and Merger Sub	31
4.11	No Stockholder and Management Arrangements	31
4.12	Brokers	31
4.13	No Other Representations and Warranties	31

ARTICLE 5 COVENANTS		32

5.1	Conduct of Business by the Company Pending the Closing	32
5.2	Access to Information; Confidentiality	35
5.3	No Solicitation	36
5.4	SEC Filings; Other Actions	41
5.5	Appropriate Action; Consents; Filings	42
5.6	Certain Notices	44
5.7	Public Announcements	44
5.8	Employee Benefit Matters	45
5.9	Indemnification	46
5.10	Financing	48
5.11	Debt Financing Cooperation	50
5.12	Parent Agreements Concerning Merger Sub	52
5.13	Takeover Statutes	53
5.14	Section 16 Matters	53
5.15	Stockholder Litigation	53
5.16	Stock Exchange Delisting	53

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		53

6.1	Conditions to Obligations of Each Party Under This Agreement	53
6.2	Conditions to Obligations of the Company Under This Agreement	54
6.3	Conditions to Obligations of Parent and Merger Sub Under This Agreement	54
6.4	Frustration of Closing Conditions	55

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		55

7.1	Termination	55
7.2	Effect of Termination	57
7.3	Company Termination Fee	58
7.4	Parent Termination Fee	59
7.5	Payments; Limitation on Recourse	59
7.6	Amendment	60
7.7	Waiver	61

ii

ARTICLE 8 GENERAL PROVISIONS		61

8.1	Non-Survival of Representations and Warranties	61
8.2	Fees and Expenses	61
8.3	Notices	61
8.4	Certain Definitions	62
8.5	Terms Defined Elsewhere	75
8.6	Headings	78
8.7	Severability	78
8.8	Entire Agreement	78
8.9	Assignment	79
8.10	No Third Party Beneficiaries	79
8.11	Mutual Drafting; Interpretation	79
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	80
8.13	Counterparts	81
8.14	Specific Performance	81

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2019 (this “Agreement”), is made by and among Logan Parent, LLC, a Delaware limited liability company (“Parent”), Logan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LogMeIn, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B. The board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C. The sole member of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D. The board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

F. Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited Guarantees (the “Guarantees”) of Francisco Partners V, L.P., a Cayman Island limited partnership, Francisco Partners V-A, L.P., a Cayman Island limited partnership, Francisco Partners V-B, L.P, a Cayman Island limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Island limited partnership (the “Guarantors”), dated as of the date hereof, and pursuant to which the Guarantors have guaranteed payment of certain of Parent’s and Merger Sub’s obligations under this Agreement, on the terms and subject to the conditions set forth in the Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., local time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 200 Clarendon St., Boston, Massachusetts 02116, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent in its sole and absolute discretion on no less than three Business Days’ notice to the Company and (b) the third Business Day following the end of the Marketing Period (subject, in each case, to the satisfaction or waiver of the conditions set forth in Article 6 for the Closing as of the date determined pursuant to this proviso). The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Sections 2.1(b) or Dissenting Shares, shall be converted automatically into the right to receive $86.05 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly-owned subsidiaries of the Company, Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one hundred shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At the Closing and substantially concurrently with the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent or the Paying Agent may, in their reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands, or agree to do any of the foregoing.

2.4 Treatment of Options and Restricted Stock Units.

(a) Treatment of Options. At the Effective Time, each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b) Treatment of Time-Based Restricted Stock Units. At the Effective Time, each outstanding award of Company restricted stock units (“Company RSUs”) that at such time is subject solely to service-based vesting conditions and has no performance conditions to earn the units or the Shares covered thereby shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration, which such amounts shall be paid in accordance with, and subject to satisfaction of, the same vesting and settlement schedule and other terms and conditions applicable to the corresponding Company RSU immediately prior to the Effective Time.

(c) Treatment of Performance Restricted Stock Units(d) . At the Effective Time, each outstanding award of Company RSUs that at such time is subject to performance-based vesting conditions or a requirement to satisfy performance conditions to earn the units or the Shares covered thereby (“Performance RSUs”) that is outstanding immediately prior to the Effective Time shall become earned (meaning eligible to vest upon satisfaction of service-based vesting conditions) (i) with respect to Performance RSUs that are subject to market-based vesting conditions, as to the number of Shares subject to such award that would be earned based on the Company’s actual level of achievement as of the Effective Time, at the price per Share of the Merger Consideration and (ii) with respect to the Performance RSUs that are subject to revenue-based vesting conditions, as to the number of Shares subject to such award that would vest based on target level achievement, and, in each case, shall, after giving effect to such achievement, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the number of earned Shares underlying such award, multiplied by (y) the Merger Consideration, which such amounts shall be paid in accordance with, and subject to satisfaction of, the same service-based vesting conditions (for example, continued employment through the end of the applicable performance period), if any, and settlement schedule and other terms and conditions applicable to the corresponding Performance RSU as in effect immediately prior to the Effective Time, including any double-trigger vesting accelerations.

(d) Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Options and Company RSUs (i) the amounts described in Sections 2.4(a), 2.4(b), and 2.4(c) that vest after the Effective Time (which may, for example, occur at the end of a specified performance period for Performance RSUs), no later than the second regularly scheduled payroll date of the Surviving Corporation following the applicable vesting date; and (ii) the amounts described in Sections 2.4(a), 2.4(b), and 2.4(c) attributable to unexercised, outstanding, vested Company Options as of the Effective Time and unsettled, outstanding, vested Company RSUs as of the Effective Time, if any, no later than the second regularly scheduled payroll date of the Surviving Corporation following the Closing Date. The foregoing payments shall be less Taxes required to be withheld with respect to such payments.

(e) Termination of Company Equity Plans(f) . As of the Effective Time, the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Company Equity Plan”) shall be terminated and no further Shares, Company Options, Company RSUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Performance RSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option, Company RSU, Performance RSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the applicable consideration set forth in this Section 2.4.

(g) Board Actions. Prior to the Effective Time, the Company Board shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonably efforts to obtain any required consents) to effect the transactions described in this Section 2.4.

(a) Termination of Employee Stock Purchase Plan. As promptly as practicable after the date hereof, the Company shall take all action as may be required to provide that (i) the ESPP shall terminate immediately upon the Purchase Date (as defined in the ESPP) of the current Offering Period (as defined in the ESPP), (ii) no new Offering Periods shall commence on or after the date hereof (for the avoidance of doubt, the current Offering Period and scheduled Purchase Date shall occur in accordance with the applicable provisions of the ESPP), and (iii) to the extent permitted pursuant to the terms of the ESPP, no individual currently participating in the ESPP may (x) increase the percentage of his or her Compensation (as defined in the ESPP) that such participant has subscribed for deduction with respect to the ESPP as of the date hereof, or (y) provide any contributions for ESPP purchases other than pursuant to previously selected Compensation deductions. Following the Purchase Date of the current Offering Period, there shall no longer remain any outstanding rights to purchase Shares under the ESPP.

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents but including any historical or factual matters disclosed in such sections); provided, that, disclosure in such Company SEC Documents shall not be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 or 3.18, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred and forty five million (145,000,000) Shares and five million (5,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 13, 2019, (i) 48,579,756 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 8,712,495 Shares were held in the treasury of the Company or by its Subsidiaries, (iii) 40,136 Shares are subject to outstanding Company Options, 2,004,246 Shares are subject to outstanding Company RSUs (assuming maximum level of performance with respect to Performance RSUs) and 415,126 of which Shares are subject to Performance RSUs (assuming maximum level of performance with respect to Performance RSUs) and (iv) no shares of Company Preferred Stock were issued and outstanding. Except for Company Options to purchase and Company RSUs convertible into not more than an aggregate of 2,044,382 Shares (assuming maximum level of performance with respect to Performance RSUs) under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Company Equity Plan”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since December 13, 2019 and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plan in accordance with its terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b) The Company has previously provided Parent with a true and complete list, as of the date hereof, of each outstanding Company Option and Company RSU, the holder thereof, and, with respect to each Company Option, the exercise price and expiration date thereof, and has made available to Parent the performance periods, vesting periods and performance criteria applicable to such Company RSUs. All Shares subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens, other than Permitted Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Company Board, at a meeting duly called and held, adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”).

(c) Subject to the accuracy of Section 4.8, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger or the other Transactions. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4 No Conflicts.

(a) The execution and delivery of this Agreement does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) any applicable requirements of any Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2018 (the reports, schedules, forms, statements, registration statements, prospectuses and other documents filed or furnished to the SEC and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b) As of its respective filing date (or, if amended or superseded, on the date of such filing) each Company SEC Document complied, or if not yet filed or furnished will comply, in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not, or if not yet filed or furnished will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared, or if not yet filed or furnished will be prepared, in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of unaudited Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Since January 1, 2018, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Company’s independent registered accountant has identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s preparation of financial statements or internal control over financial reporting, or (iii) any claim or allegation regarding any of the foregoing which was presented to the Company Board. The Company, based on its most recent evaluation of internal control over financial reporting, has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.

(e) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Since September 30, 2019, (a) through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1(c), (d), (e), (f), (g), (h), (k), (o), (p), or (q) (with respect to authorizations of actions described in the such sub-sections) had the covenants therein applied since September 30, 2019.

3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8 Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9 Compliance with Laws and Orders.

(a) With the exception of Information Privacy Laws, the representations for which are set forth in Section 3.17, the Company and its Subsidiaries are in compliance and since January 1, 2018 have been in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries (including Laws regarding automatic renewals of subscriptions) or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries) except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2018 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Order, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, neither the Company, any of its Subsidiaries, directors or officers, nor any of its affiliates, employees or agents is a Sanctions Target. The Company and its Subsidiaries are, and during the past three years have at all times been, in compliance with International Trade Laws in all material respects.

(c) The operations of the Company and its Subsidiaries are and, during the past three years, have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).

(d) To the Knowledge of the Company, the Company has not received notice of any action, suit, proceeding or investigation against it with respect to International Trade Laws or Money Laundering Laws from any Governmental Entity at any time during the past three years.

(e) To the Knowledge of the Company, the Company, its Subsidiaries and their respective officers and directors, and all of their respective other Representatives are in compliance in all material respects with and for the past three years have complied in all material respects with (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery

Act 2010, and (iii) the provisions of all anti-bribery and anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, to the Knowledge of the Company, in the past three years, none of the Company, any of its Subsidiaries or their respective officers and directors, nor, any of their respective other Representatives have paid, received, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Government Official or any other Person for the purpose of improperly influencing any act or decision of such official or of any Governmental Entity or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect of the Anti-Corruption Laws. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or their respective officers and directors, nor any of their respective other Representatives has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to Anti-Corruption Laws, and no investigation, review, audit, or inquiry by any Governmental Entity or any other Person with respect to Anti-Corruption Laws is pending or threatened. Each of the Company and its Subsidiaries have in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Anti-Corruption Laws.

3.10 Permits. The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2018, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”) (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that (A) do not provide for severance benefits or (B) are in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law, and (ii) statutory plans or arrangements.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Benefit Plan has been established, maintained, funded, operated, and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions, premiums, or other payments that are due have been timely paid in all respects;

(ii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any associated trust;

(iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan;

(iv) no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims); and

(v) neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur or be subject to, any material Tax, penalty or other liability pursuant to Sections 4980B, 4980D or 4980H of the Code

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company nor any Company ERISA Affiliate has (i) any current or contingent liability or obligation under or with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or other plan that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) in the past six (6) years maintained, established, participated in or contributed to, or is or has been obligate to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer pension plan (as defined in Section 3(37) of ERISA).

(d) Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans except for amounts specifically paid under this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) or increase of compensation or benefits under any of the Company Benefit Plans, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans, or (v) directly or indirectly, result in the payment of any “excess parachute payment” within the meaning of Code Section 280G.

(e) No Company Benefit Plan provides, and the Company has not promised to provide, post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided during any period during which the former employee is receiving severance pay.

(f) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service; and none of the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(g) Without limiting the generality of the other provisions of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Company Benefit Plans subject to the laws of a jurisdiction other than the United States (each such plan, a “Non-U.S. Company Benefit Plan”) have been established, maintained, funded, operated and administered in compliance with their terms and with applicable Law, (ii) all employer and employee contributions to each Non-U.S. Company Benefit Plan required by Law or by the terms of such Non-U.S. Company Benefit Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices and (iii) each Non-U.S. Company Benefit Plan required to be registered has been registered and has been maintained in good standing in all respects with applicable regulatory authorities.

3.12 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, agreement with any works council or similar labor contract, other than any such agreements that apply on a national, industry-wide or similar mandatory basis. Since January 1, 2018, with respect to the employees of the Company and its Subsidiaries, there have not been, and there are no, pending or, to the Knowledge of the Company, threatened (i) representation or certification proceedings or unfair labor practice complaints brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (ii) material labor organizing efforts or campaigns or (iii) labor strike, dispute, lockout, slowdown, stoppage or other material organized work interruption or labor-related grievance. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to any employees of the Company or any of its Subsidiaries, other than (i) any such consents the failure of which to obtain, or advance notifications the failure of which to provide, as would not violate applicable Law or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any such consents or advance notifications that result from actions taken by Parent or any of its pre-Closing affiliates.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment and withholding, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance.

3.13 Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.

(b) There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14 Real Property; Title to Assets.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid fee title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto. No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens.

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

(d) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely and properly filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b) each of the Company and its Subsidiaries has timely and properly paid all Taxes due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries and, if asserted, are being contested in good faith;

(c) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(d) there is no ongoing, pending or threatened (in writing) audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries;

(e) neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect;

(f) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(g) neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes);

(h) neither the Company nor any of its Subsidiaries (i) have been a member of a consolidated tax group (or any analogous combined, affiliated, or unitary group defined under state, local or foreign Law), other than such a group of which the Company or one of its Subsidiaries has been the common parent, or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by any contract, or otherwise;

(i) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or use of an improper method of accounting in each case prior to the Closing, (ii) installment sale, to the Knowledge of the Company, any intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount or deposit received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (v) election described in Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing;

(j) neither the Company nor any of its Subsidiaries has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective);

(k) the aggregate unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company’s most recent audited balance sheet included in the Company SEC Financial Statements exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet;

(l) the Company is not and never has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five years;

(m) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(n) neither the Company nor any of its Subsidiaries has requested or received a ruling from any Governmental Entity or signed any binding agreement with any Governmental Entity that would reasonably be expected to adversely impact the amount of Tax due from Parent or its affiliates (including following the Closing, for the avoidance of doubt, the Company and its Subsidiaries) after the Closing Date; and

(o) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(p) The representations and warranties set forth in this Section 3.15 and, to the extent relating to Tax matters, Section 3.11 and Section 3.6 constitute the sole and exclusive representations and warranties of the Company regarding Tax matters.

3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):

(i) Contracts with any of the top ten (10) largest suppliers by purchases made by the Company or any of its Subsidiaries during the twelve (12) month period ended September 30, 2019 (the “Material Suppliers”);

(ii) Contracts with any of the top ten (10) largest customers by purchases made by such customer during the twelve (12) month period ended September 30, 2019 (the “Material Customers”);

(iii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) Contracts that materially affect the use or enforcement by the Company or its Subsidiaries of any material Intellectual Property rights owned by the Company or its Subsidiaries (including settlement agreements, covenants not to assert, and consents to use), excluding confidentiality or non-disclosure agreements, agreements with employees or contractors and any Contracts that are non-exclusive to the Company and, in each case, entered into in the ordinary course of business;

(v) the lease agreements of the Company or any of its Subsidiaries that pertain to each parcel of Company Leased Real Property (each, a “Company Lease Agreement”);

(vi) Contracts containing (A) a covenant materially restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights in respect of the business of the Company or any of its Subsidiaries;

(vii) indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $500,000, other than any indentures, credit agreements, loan agreements or similar instruments between or among any of the Company and any of its Subsidiaries;

(viii) Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries;

(ix) any Contract that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) that was entered into after January 1, 2017 or pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding;

(x) any contract with a U.S. Governmental Entity which provides for the payment of at least $1,000,000 during the term of such contract; or

(xi) any other Contract or group of related Contracts with the same counterparty (or affiliate thereof) that, individually or in the aggregate, if terminated or subject to a default by any party thereto, would have or would reasonably be expected to have a Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”). All items of Company Registered Intellectual Property are in material compliance with all formal legal requirements and have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company or one of its Subsidiaries have permitted to expire or has cancelled or abandoned in its reasonable business judgment. The Company Registered Intellectual Property is valid, subsisting and enforceable, provided that the foregoing representation and warranty is made to the Company’s Knowledge with respect to any pending patent or trademark applications included in the Company Registered Intellectual Property. No Proceeding is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) is the owner of and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) has the right to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by the Company and its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Material Intellectual Property.

(d) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person and since January 1, 2018 has not infringed, misappropriated, diluted, or otherwise violated the Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2018 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the period commencing on January 1, 2018 and ending on the date of this Agreement, there has been no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, which has not since been resolved, alleging that the Company or any of its Subsidiaries infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property rights of any Person. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice since January 1, 2018 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Material Intellectual Property.

(f) The Company and its Subsidiaries take commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and the security of their material computer software, websites and systems (including the confidential data transmitted thereby or stored therein), including implementing a policy requiring employees and contractors who are reasonably expected to receive access to trade secrets to sign nondisclosure agreements and all employees who develop material Intellectual Property for the Company or its Subsidiaries to execute written agreements assigning all rights to such Intellectual Property to the Company or its Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any product or service currently developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries (the “Products”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Product performs substantially in accordance with its documented specifications. To the Knowledge of the Company, the Products do not contain any Malicious Code. The Company and its Subsidiaries use industry standard methods intended to detect and prevent Malicious Code that may be present in the Products.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the incorporation, linking, calling, distribution or other use in, by or with any Product, of any Free or Open Source Software, does not (i) obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party, other than the applicable Free or Open Source Software, (ii) require that any Product be licensed for the purpose of making derivative works, or be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributed at no charge, other than the applicable Free or Open Source Software, or (iii) obligate the Company or any of its Subsidiaries to grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with all terms and conditions of any license for Free or Open Source Software that is contained in, incorporated into, linked or called by, distributed with, or otherwise used by any Product.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company and its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and to the Company’s Knowledge, during the period commencing on January 1, 2018 and ending on the date of this Agreement, there has been no security breach of, unauthorized access to, unauthorized use of, or malicious code in, any of the IT Systems or any product offerings of the Company or any of its Subsidiaries. The Company and its Subsidiaries have each implemented commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems.

(j) The Company and its Subsidiaries have reasonable security measures in place intended to protect data relating to the customers of their respective businesses (“Customer Data”) under their possession or control from unauthorized access. To the Knowledge of the Company, the Company and its Subsidiaries have not suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Customer Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with (i) applicable Information Privacy Laws, (ii) all privacy and security standards applicable to the industry in which the Company and its Subsidiaries operate or to its products and services, including the Payment Card Industry Data Security Standard (PCI DSS), and to which the Company agrees to comply or has publicly attested to or affirmed its compliance, (iii) the Company’s and its Subsidiaries’ own internal and external-facing privacy policies, and (iv) all their obligations relating to the collection, protection, storage, use, processing, transfer, or disposition of data under all Contracts to which the Company or any of its Subsidiaries is party. No Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Laws.

3.18 Broker’s Fees. Except for the financial advisors’ fees set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.19 Opinion of Financial Advisor. Each of Qatalyst Partners LP and JP Morgan Securities, LLC, the Company’s financial advisors has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of Shares (other than Shares held by Parent or any affiliate of Parent) pursuant to and in accordance with this Agreement is fair from a financial point of view to such holders.

3.20 Material Customers and Material Suppliers. At no time since January 1, 2019 has the Company or any of its Subsidiaries (i) been in any material dispute with any of its Material Customers or Material Suppliers, or (ii) to the Knowledge of the Company, received any written notice from any Material Customer or Material Supplier to the effect that such Material Customer or Material Supplier has suspended, terminated or materially reduced, or intends to suspend, terminate or materially reduce, its relationship with the Company or any of its Subsidiaries.

3.21 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that, disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3 No Conflicts.

(a) The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) as required or advisable under any applicable Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4 Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5 Financing.

(a) Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and Equity Commitment Letters as in effect on the date hereof (with, in the case of the Debt Commitment Letter and any related Debt Fee Letter, only the fee amounts, interest rates, original issue discount, and economic and other “market flex” terms redacted, none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Debt Financing on the Closing Date). Neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to funding of the Debt Financing and Equity Financing, other than as set forth in the Commitment Letters and, in the case of the Debt Financing, for the Debt Fee Letter (including any “market flex” provisions set forth therein) and customary engagement letters and fee credit letters in respect of securities offerings contemplated in lieu of the Debt Financing.

(b) As of the Closing Date, subject to the terms and conditions set forth in the Commitment Letters and in this Agreement and assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.3 and the conditions set forth in the Commitment Letters, the proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the Transactions, including the payment of the Merger Consideration on the Closing Date. As of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect against Parent and represent a valid, binding and enforceable obligation of Parent and, to Parent’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Commitment Letters as of the date hereof and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. To Parent’s knowledge as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or any other party thereto under any of the Commitment Letters. Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the conditions set forth in the Commitment Letters as of the date hereof; provided that if any portion of the Debt Financing or Bond Financing is funded into an escrow prior to the Effective Time, the parties hereto acknowledge and agree that the inclusion in the escrow arrangement of conditions customary for escrow arrangements of this nature (and the escrow arrangement itself) will not constitute a breach of this Agreement. Parent has no reason to believe that (i) any of such conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date.

(c) Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Merger is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.6 Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Guarantees dated as of the date hereof. Each of the Guarantees is in full force and effect and is a valid and binding obligation of the Guarantors party thereto, enforceable against the Guarantors party thereto in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantors under the Guarantees.

4.7 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.8 Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9 Solvency. Assuming the accuracy of the representations and warranties set forth in Article 3 at and immediately prior to the Closing, after giving effect to the consummation of the Merger and the consummation of the Financing, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business or fail to satisfy any capital adequacy requirements under Law or (iii) have incurred obligations beyond its ability to pay them as they become due.

4.10 Ownership of Parent and Merger Sub. All of the outstanding Equity Interests of Parent and Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.11 No Stockholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its subsidiaries, businesses or operations from and after the Effective Time.

4.12 Brokers. Except for the financial advisors’ fees set forth in Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.13 No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its

Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement (including Sections 5.1(a)-(s)), or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs outstanding as of the date hereof in accordance with their terms;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets (including any product, product segment or business unit) of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts set forth in the Company Disclosure Schedule, (ii) the sale, purchase or non-exclusive license of goods (including intangible property) or the provision of services, in the ordinary course of business consistent with past practice, or (iii) obsolete or worn out equipment;

(d) sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Company Material Intellectual Property, except for non-exclusive licenses in the ordinary course of business;

(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company;

(g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except (i) in connection with refinancings of existing indebtedness and (ii) for borrowings under the Company’s Credit Facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company), in excess of $2 million in the aggregate;

(k) make any loans or advances to, guarantees for the benefit of, or enter into any other material transaction with any employee of the Company or its Subsidiaries, other than advances for business, travel-related, relocation or other similar expenses in accordance with any currently existing Company policy;

(l) terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(m) make any capital expenditure in excess of the Company’s capital expenditure budget attached to Section 5.1(m) of the Company Disclosure Schedule, other than capital expenditures that are not, in the aggregate, in excess of $2 million;

(n) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any employee of the Company or its Subsidiaries, except, in the case of any employee of the Company or its Subsidiaries who are not Executive Officers, in the ordinary course, (B) increase the salary, wages, or bonuses payable to any employee of the Company or its Subsidiaries, except for (1) in the case of employee of the Company or its Subsidiaries who are not Executive Officers and whose annual base compensation is less than $300,000, increases in the ordinary course of business consistent with past practice and (2) the payment of bonuses or commissions in the ordinary course for completed periods based on actual performance, (C) establish, adopt, amend or terminate any Company Benefit Plan except for amendments to Company Benefit Plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan (including, without limitation, with respect to Company Options and Company RSUs), other than to the extent required by such Company Benefit Plan, (E) grant any new awards, or amend or modify the terms of any outstanding awards (including, without limitation, any Company Options and Company RSUs), except an award to any new employee of the Company or any of its Subsidiaries in connection with hiring such employee, (F) change any material actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $300,000 (other than employees hired to fill open positions existing as of the date of this Agreement or to replace employees whose employment has terminated following the date of this Agreement (provided that if at the time of hiring the overall net increase in employee headcount from the date hereof does not exceed one-hundred (100) persons, no consent of Parent shall be required to hire employees to fill open positions existing as of the date of this Agreement or to replace employees whose employment has terminated following the date of this Agreement) or (H) terminate the employment of any Executive Officer other than for cause or permanent disability;

(o) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $7.5 million individually or $15 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(q) except in the ordinary course of business and consistent with past practice, or except as required by applicable Law, (i) make, change or revoke any material Tax election, (ii) change any of its material methods of reporting income or deductions for Tax purposes, (iii) file any amended Tax return with respect to any material Taxes, (iv) enter into any closing agreement relating to any material Tax, (v) agree to any extension of the statute of limitations in respect of any Tax claim or assessment, (vi) surrender any right to claim a material Tax refund, (vii) prepare any Tax Return in a manner materially inconsistent with past practice, or (viii) settle or compromise any material Tax liability or settle any material Tax claim, audit or dispute;

(r) Except as permitted by Section 5.1(n), enter into any Contract which (i) would be a Company Material Contract if entered into prior to the date hereof and (ii) contains a change in control or similar provision that would trigger a consent right in favor of the counterparty in connection with the Merger; or

(s) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company or any of its Subsidiaries is a party, (C) breach, contravene or violate any applicable Law or (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Merger or the sale process.

(b) The Confidentiality Agreement, dated November 9, 2018, by and between the Company and Francisco Partners Management, L.P. (the “FP Confidentiality Agreement” and the Confidentiality Agreement dated as of December 1, 2019 by and between the Company and Elliott Management Corporation (the “EM Confidentiality Agreement” and collectively, with the FP Confidentiality Agreement, the “Confidentiality Agreements”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives. For the avoidance of doubt, the parties acknowledge that (i) Parent is a “Representative” of Elliott Management Corporation under the EM Confidentiality Agreement and (ii) a “Representative” of Francisco Partners Management, L.P. under the FP Confidentiality Agreement.

5.3 No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is 45 calendar days following the date of this Agreement (the “Solicitation Period End Date”), the Company, its Subsidiaries, and their respective directors, officers, employees and other Representatives shall have the right to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Acquisition Proposals or the making thereof, including by way of furnishing nonpublic information to any Third Party pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any material information concerning the Company or its Subsidiaries to be provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub concurrently with or prior to such time as it is provided or made available to such Third Party; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

(b) Except as expressly permitted by and subject to this Section 5.3 (including with respect to any Exempted Person), from and after the Solicitation Period End Date, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any Third Party and its affiliates and Representatives that may be ongoing with respect to any Acquisition Proposal, (y) request any such Third Party to promptly return or destroy all confidential information furnished by or on behalf of the Company and its Subsidiaries in accordance with the Acceptable Confidentiality Agreements and (z) terminate access by any Third Party and its affiliates and Representatives to any data room (virtual, online or otherwise) maintained by or on behalf of the Company and its Subsidiaries. Except as expressly permitted by (and subject to) this Section 5.3, from and after the Solicitation Period End Date until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers, legal counsel, and investment bankers not to, and shall not authorize or knowingly permit its other Representatives to, (A) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with respect thereto or that could reasonably be expected to lead to the submission of any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions), (C) provide any non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. Except as expressly permitted by this Section 5.3, from and after the Solicitation Period End Date until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) approve or cause the Company to enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) make any recommendation or public statement in connection with a tender offer or exchange offer for the equity securities of the Company other than a recommendation against such offer (other than the issuance by the Company or the Company Board of a “stop, look and listen” statement pursuant to Section 5.3(g)) or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) - (v) of this sentence, a “Change of Board Recommendation”). No later than twenty four (24) hours following the Solicitation Period End Date, the Company shall notify Parent in writing of the identity of each Exempted Person, together with a copy of the Acquisition Proposal submitted by such Exempted Person and the material terms and conditions of any proposal or offer regarding an Acquisition Proposal (including any amendments or modifications thereof) received from such Exempted Person on or prior to the Solicitation Period End Date (which shall include a copy of such proposal or offer), and copies of each Acceptable Confidentiality Agreement entered into on or prior to the Solicitation Period End Date. Notwithstanding the commencement of the obligations of the Company under this Section 5.3(b), from and after the Solicitation Period End Date, the Company may continue to engage in the activities described in this Section 5.3(b) with respect to any Acquisition Proposal submitted by an Exempted Person on or before the Solicitation Period End Date until 11:59 p.m. (New York City time) on the date on which such Acquisition Proposal expires by its terms, or the Exempted Person has otherwise terminated or withdrawn such Acquisition Proposal (provided that, for the avoidance of doubt, any amended or revised Acquisition Proposal submitted by such Exempted Person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted Acquisition Proposal) or ceased to be an Exempted Person.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time following the Solicitation Period End Date and prior to the receipt of the Company Stockholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 in any material respect with respect to such Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any information concerning the Company or its Subsidiaries to be provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub concurrently with or prior to such time as it is provided or made available to such Third Party.

(d) From and after the Solicitation Period End Date, the Company shall promptly (and in any event within twenty-four hours) notify Parent in the event that the Company receives any Acquisition Proposal. The Company shall notify Parent promptly (and in any event within twenty-four hours) of the identity of such Person and provide to Parent a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of such Acquisition Proposal). Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and thereafter shall keep Parent reasonably informed, on a current basis (and, in any event, within twenty-four (24) hours of Parent’s reasonable request), of the status and material terms of any such proposals (including any amendment thereto) and any material changes to the status of any such discussions or negotiations.

(e) Notwithstanding anything to the contrary contained in Section 5.3(b), if the Company has received a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, the Company Board may at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 7.1(f), in either case if the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company and subject to the requirements of this Section 5.3(e). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) or terminate this Agreement pursuant to Section 7.1(f) unless the Company shall have provided to Parent at least four Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall include a copy of such Superior Proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into in respect of such Superior Proposal and, if applicable, financing documentation), and:

(i) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside counsel, that the Superior Proposal would continue to constitute a Superior Proposal and that the failure to take such action would continue to be inconsistent with its fiduciary duties to the stockholders of the Company if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal (including any change in purchase price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(e) with respect to such new written notice, except that the Notice Period shall be two Business Days with respect to any such new written notice.

(f) Notwithstanding anything to the contrary contained in Section 5.3(b), the Company Board may at any time prior to the receipt of the Company Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board determines in good faith, after consultation its financial advisors and outside counsel, that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the stockholders of the Company, but such Change of Board Recommendation shall not occur until a time that is after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Board Recommendation and provided that (A) during such four Business Day period the Company has negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and (B) at the end of such four Business Day period, the Company Board maintains its determination described in this clause (ii) (after taking into account any adjustments offered in writing by Parent to the material terms and conditions of this Agreement).

(g) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or violate applicable Law; provided, however, the Company may only make any such disclosure that constitutes a Change of Board Recommendation in compliance with Section 5.3(e) or (f), as the case may be. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a Third Party concerning (A) a merger, consolidation or other business combination transaction or series of related transactions involving the Company, (B) any direct or indirect sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, recapitalization, spin-off or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 25% or more of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the Company Board, (C) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, any class of equity securities of the Company representing 25% or more of the voting power or Shares of the Company, or (D) any combination of the foregoing (in each case, other than the Merger).

(ii) “Exempted Person” means any Person or group of Persons (so long as, in the case of a group of Persons, the members of such group who were members of such group immediately prior to the Solicitation Period End Date constitute more than 75% of the equity financing and voting control of such group of Persons at all times following the Solicitation Period End Date), from whom the Company or any of its Representatives has received a bona fide Acquisition Proposal after the execution of this Agreement and prior to the Solicitation Period End Date that, on or before the Solicitation Period End Date, the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, and such Acquisition Proposal has not been amended in a manner adverse to the Company or withdrawn and has not expired or been terminated as of the Solicitation Period End Date. Notwithstanding anything contained in this Section 5.3 to the contrary, any Exempted Person shall cease to be an Exempted Person for all purposes under this Agreement upon such time as the Acquisition Proposal made by such Person is amended in a manner adverse to the Company, withdrawn, expires or is terminated or members of such group of Persons cease to constitute more than 75% of equity financing and voting control of such group.

(iii) “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence after that date of this Agreement that is material to the Company and its Subsidiaries that (A) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement, and (B) does not involve or relate to (I) an Acquisition Proposal, (II) changes in the trading price or trading volume of Shares (provided that the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred) or (III) any overachievement by the Company or any of its Subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such overachievement may be taken into account in determining whether an Intervening Event has occurred)..

(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “50%”) that did not result from a breach by the Company of Section 5.3 and that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any proposed changes with respect to such Superior Proposal and the Proposed Changed Terms).

5.4 SEC Filings; Other Actions.

(a) As promptly as reasonably practicable after the execution of this Agreement (and in any event within twenty (20) Business Days after the date of this Agreement) the Company shall prepare and file the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement; provided, however, that the Company shall not be obligated to mail the definitive Proxy Statement to the Company’s stockholders prior to the date that is five calendar days after the Solicitation Period End Date. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review and comment on drafts of the Proxy Statement, SEC comments with respect thereto and any other documents related to the Company Meeting, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof.

(b) Subject to the other provisions of this Agreement, the Company shall: (i) take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following, and in any event no more than forty-five (45) calendar days after, the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”),; and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. The Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall not postpone or adjourn the Company Meeting other than (i) to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval if necessary, (ii) if the Company is required to postpone or adjourn the Company Meeting by applicable Law, (iii) if there has been a Change of Board Recommendation and the Company Board has determined in good faith, after consultation with outside counsel, that the Company’s stockholders should be provided with additional time to evaluate any information or disclosure that the Company has made available to such stockholders, (iv) with the consent of Parent, or (v) if a quorum has not been established. In the event of a Change of Board Recommendation, the

Company nevertheless shall continue to submit this Agreement to the stockholders of the Company for approval at the Company Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Company Meeting. Once the Company has established a record date for the Company Meeting, the Company will not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) The Company agrees to (i) provide Parent, on a timely basis, with the daily written voting reports it receives concerning proxy solicitation results for each of the ten (10) Business Days prior to the then scheduled Company Meeting and (ii) to use its reasonable efforts to give written notice to Parent one Business Day prior to the Company Meeting and on the day of, but prior to, the Company Meeting of the status of the Company Stockholder Approval.

5.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with applicable Competition Laws and the Communications Regulatory Consents), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws and the Communications Regulatory Consents), (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement, and (v) cause their affiliates to execute and deliver any notices, filings or applications required to be filed with any Governmental Entity in connection with the Merger and the Transactions. Each of the parties shall and shall cause their respective affiliates to, furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the

Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. Notwithstanding the foregoing, subject to Parent’s obligations under this Section 5.5(a), Parent shall control the coordination of any applications, notifications or filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Competition Laws. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates to, make or cause to be made (i) all required HSR Act notifications within ten (10) Business Days after the date of this Agreement, and (ii) all filings required under applicable any other Competition Laws with respect to the Transactions as promptly as practicable.

(b) Parent agrees to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Extended Outside Date), including (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or the Company or any of their respective Subsidiaries in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the Closing, as applicable. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur, then Parent shall use its best efforts through the Extended Outside Date to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring. Notwithstanding the foregoing or any other provision of this Agreement, none of Parent, the Company or any of their respective Subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries that, in each case, is not conditioned on the consummation of the Transactions. In furtherance and not in limitation of the foregoing, if Parent requests Company to divest or otherwise dispose of an asset or assets (including any business line or segment), Parent shall, and shall cause its affiliates, to furnish to Parent such information regarding such assets reasonably requested by Parent and to reasonably participate and co-operate in any requested sale, license or other disposition, subject to the condition specified in the previous sentence.

(c) None of the parties shall: (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would reasonably be expected to delay or impede the ability of the parties to consummate the Transactions, or (ii) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity seeking an Order prohibiting the consummation of the Transactions, (C) increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) delay or prevent the consummation of the Transactions.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure (other than any such failure which is a Willful and Material Breach) to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3 (or made or proposed to be made by Parent in response thereto) or (y) in connection with any dispute between the parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits. The Company will provide Parent with a draft of such Form 8-K and attachments for Parent’s prior to such filing, and shall consider in good faith any comments provided by Parent.

5.8 Employee Benefit Matters.

(a) During the period commencing at the Closing Date and ending on the date that is twelve months following the Closing Date, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation following the Closing, (i) base salary or wages and a target annual cash bonus opportunity that is not less than the base compensation and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity award compensation) that are substantially equivalent in aggregate economic value to other compensation and benefits provided to the Continuing Employees immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.8(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the period ending on the date that is twelve months following the Closing Date or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c) With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit shall not apply with respect to any defined benefit plan.

(d) Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9 Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b) Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) For six years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 350% of the last annual premium paid by the Company prior to the date of this Agreement, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with such coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions.

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing, including using reasonable best efforts to:

(i) maintain in effect the Debt Commitment Letter and not permit any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, and not replacing, the Debt Commitment Letter, if such amendment, modification, waiver or replacement: (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) to an amount less than the amount necessary to consummate the Merger (unless the Equity Financing is increased by a corresponding amount) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto when required pursuant to this Agreement (provided, that (x) Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof; (y) Parent may amend the Debt Commitment Letter in connection with an escrow arrangement to include conditions customary for escrow arrangements of this nature and (z) at the Company’s request, Parent shall keep the Company reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements, and shall promptly furnish to the Company copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement);

(ii) cause the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter that are within its control;

(iii) satisfy on a timely basis all conditions to the Debt Financing and the Equity Financing that are within its control;

(iv) negotiate, execute and deliver Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), subject to any amendments or modifications thereto permitted by this Agreement and any changes in terms that would not violate the standards set forth in Agreement;

(v) in the event that the conditions set forth in Sections 6.1 and 6.3 have been satisfied or, upon funding would be satisfied, cause the Financing Sources to fund the full amount of the Debt Financing at or prior to the Closing; and

(vi) enforce its rights under the Commitment Letters in the event of a Financing Failure Event.

(b) (i) Parent shall consult with and keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and (ii) promptly provide the Company with copies of all executed material amendments, modifications or replacements of any Debt Commitment Letter or executed material definitive agreements related to any of the Financing at the reasonable request of the Company. Parent shall give the Company prompt notice of any breach or repudiation, or any threatened breach or repudiation, by any party to the Commitment Letters of which Parent or its affiliates becomes aware. Without limiting Parent’s other obligations under this Section 5.10, if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) use its reasonable best efforts to obtain (on terms not less favorable in the aggregate to Parent as those set forth in the Debt Commitment Letter) alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the Equity Financing, and the available portion of the Debt Financing, to pay the Merger Consideration and consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) use its reasonable best efforts to obtain, and when obtained, provide the Company with a copy of, a replacement debt financing commitment that provides for such alternative financing (with only the fee amounts, interest rates, original issue discount, and economic and other “market flex” terms redacted (none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Debt Financing on the Closing Date). Parent shall give the Company prompt notice (and in any event within 24 hours) of Parent’s receipt of a Notes Flex Notice.

(c) Upon any such amendment, replacement, supplement or modification of the Commitment Letters in accordance with this Section 5.10 all references herein to “Commitment Letter” or “Debt Commitment Letter”, as applicable, shall include and mean such documents as so amended, replaced, supplemented or modified in accordance with this Section 5.10 and references to “Financing”, or “Debt Financing”, as applicable, shall include and mean the financing contemplated by such Commitment Letter as so amended, replaced, supplemented or modified in accordance with this Section 5.10.

5.11 Debt Financing Cooperation.

(a) The Company shall use reasonable best efforts to, and to cause their respective officers, employees and advisors, including legal, financial and accounting advisors (collectively, the “Company Representatives”) to, provide cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Parent, or the arrangement of the Debt Financing or any capital markets debt financing undertaken in replacement of all or any portion of the Debt Financing (the “Bond Financing”); provided, that the Company shall in no event be required to provide such assistance that shall unreasonably interfere with its business operations. Such assistance shall include the following, each of which shall be at Parent’s written request and sole cost and expense:

(i) participation by the senior management team of the Company in the marketing activities undertaken in connection with the marketing of the Debt Financing and the Bond Financing, including (A) preparation of customary marketing materials, including preliminary offering circular, preliminary offering memorandum or preliminary private placement memorandum (“Offering Document”) for use in a customary “high-yield road show” relating to the Bond Financing, (B) a reasonable number of road shows and meetings (including customary one-on-one meetings) with prospective lenders and debt investors and (C) delivery of customary authorization letters, subject to subsection (b) below;

(ii) participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and “road shows” and meetings with rating agencies;

(iii) delivery to Parent and its Financing Sources of the Required Information and Financing Deliverables;

(iv) participation by senior management and the Company Representatives in the negotiation of the Debt Financing Documents and the Bond Financing; and

(v) requesting that its independent auditors as of the Closing cooperate with the Debt Financing and Bond Financing, as applicable, including by participating in a reasonable number of drafting sessions and accounting due diligence sessions and providing the Specified Auditor Assistance;

(vi) assisting Parent with Parent’s preparation of pro forma financial statements and providing financial information necessary to satisfy the conditions set forth in the Debt Commitment Letter; provided, that neither the Company nor any of its Subsidiaries or Company Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(vii) cooperating reasonably with the Financing Sources’ due diligence, to the extent reasonable and customary;

(viii) cooperating reasonably to facilitate discussions with the Company’s existing lending and investment banking relationships;

(ix) providing access and information reasonably requested by Parent to allow to permit the prospective Persons involved in the Debt Financing and the Bond Financing to evaluate the Company, including the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, in each case, upon reasonable advance notice and at times and locations to be agreed and as necessary and customary for financings similar to the Debt Financing and the Bond Financing;

(x) providing access and information to allow Parent to obtain, and using reasonable best efforts to assist Parent in obtaining, consents, landlord waivers and estoppels, non-disturbance agreements, surveys, title insurance (including providing reasonable access to Parent and its representatives to any Company Owned Real Property or Company Leased Real Property), as reasonably requested by Parent and as necessary and customary for financings similar to the Debt Financing and the Bond Financing;

(xi) reasonably facilitating the taking of all corporate actions, subject to and only effective upon the occurrence of the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time;

(xii) providing any information about the Company as is reasonably requested with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act within ten (10) Business Days after request by Parent;

(xiii) taking commercially reasonable efforts to assist Parent’s efforts to obtain ratings of the Bond Financing from Moody’s and S&P; and

(xiv) to the extent required in connection with the Bond Financing, taking commercially reasonable efforts to provide customary “10b-5” representation discourse letters from the Company.

Notwithstanding the foregoing, (A) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Closing and (B) none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Effective Time.

(b) The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity); provided, that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. The Company shall not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its affiliates upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions or, other than as specified in clause (a) above, reliance letters in connection with the Debt Financing.

(c) Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of the Company Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing or any assistance or activities provided in connection therewith (the “Reimbursement Obligations”); provided, however, that the foregoing shall not apply in the Company’s or its Subsidiaries’, or any of their respective Representatives’, willful misconduct or gross negligence. Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket third party costs and expenses incurred by the Company in connection with such cooperation.

(d) The Company consents to the use of its and its Subsidiaries’ logos by Parent, the Financing Sources and their Representatives in connection with the Debt Financing and the Bond Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e) Notwithstanding anything to the contrary contained herein, if any portion of the Debt Financing or Bond Financing is funded into an escrow prior to the Effective Time, the parties hereto acknowledge and agree that the inclusion in the escrow arrangement of conditions customary for escrow arrangements of this nature (and the escrow arrangement itself) will not constitute a breach of this Agreement.

(f) The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to periodically update any Required Information in order to ensure that the Required Information does not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company or its Subsidiaries, necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading.

(g) It is understood and agreed that the condition precedent set forth in Section 6.3(b), as applied to the Company’s obligations under this Section 5.11, shall be deemed to be satisfied unless (i) the Company shall have materially breached any of its obligations under this Section 5.11, (ii) such material breach shall not have been cured within 10 days after receipt of written notice thereof from Parent and (iii) such material breach shall have been the primary cause of a Financing Failure Event. Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing.

5.12 Parent Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.13 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.14 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the Transactions, including the Merger. The Company shall promptly notify Parent of any such litigation (including by providing copies of all pleadings with respect thereto) and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall not offer or enter into a settlement with respect to any such litigation without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).

5.16 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained at the Company Meeting.

(b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents the consummation of the Merger.

(c) (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated, and (ii) any waiting period, together with any extension thereof, under any other Competition Law set forth in Section 6.1(c) of the Company Disclosure Schedule shall have expired or been terminated and, if applicable, any affirmative approval of a Governmental Authority required under any other Competition Law set forth in Section 6.1(c) of the Company Disclosure Schedule shall have been obtained under such applicable Competition Law.

(d) The Communications Regulatory Consents shall have been obtained.

6.2 Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) Each representation and warranty of the Company (i) contained in Sections 3.1 (Corporate Organization), 3.3 (Authority; Execution and Delivery; Enforceability) and 3.18 (Broker’s Fees) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); (ii) contained in Section 3.2(a) (Capitalization) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for (A) representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), or (B) inaccuracies which would not (x) increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (y) are not otherwise material, (iii) contained in Section 3.6(b) (Absence of Certain Changes or Events) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date as though made on the Closing Date and (iv) otherwise set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar materiality qualifications contained therein, shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date.

(c) A Company Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e) The Company shall have delivered to Parent a statement and notice in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such statement and notice form to the IRS on behalf of the Company upon Closing.

6.4 Frustration of Closing Conditions(a) . Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order or other action shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party seeking to terminate this Agreement if such party shall have failed to comply with its obligations under Section 5.5 with respect to, or in connection with the facts and circumstances resulting in, such Order or other action;

(d) By either the Company or Parent if the Effective Time shall not have occurred on or before June 17, 2020 (the “Initial Outside Date”); provided, that in the event that at the Outside Date, (i) all of the conditions in Article 6 other than Sections 6.1(b) (solely with respect to Orders related to the HSR Act, other Competition Law or the Communications Regulatory Consents), 6.1(c) or 6.1(d) have been satisfied (other than conditions that by their nature are to be satisfied or waived on the Closing Date), or have been waived by Parent and Merger Sub or the Company, as applicable or (ii) the Marketing Period shall not have ended at least three Business Days prior to such Outside Date, then the Outside Date shall automatically be extended to up to two times, each for a period of three months (such date, as so extended, the “Extended Outside Date”) unless Parent and the Company mutually agree to an earlier Extended Outside Date; provided, however, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its material representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Initial Outside Date or the Extended Outside Date, as the case may be;

(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(e) or 5.3(f) shall not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e)), (ii) the Company shall have entered into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal, or (iii) the Company shall have committed a Willful and Material Breach of Section 5.3;

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board authorized the Company to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of this Agreement, to the extent permitted by and in accordance with the terms of Section 5.3; provided, however, that the Company shall prior to or concurrently with, and as a condition of, such termination pay the Company Termination Fee to Parent pursuant to Section 7.2;

(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such or breach shall not have been cured in all material respects.

(i) By the Company if (i) all of the conditions set forth in Section 6.1 or Section 6.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date), (ii) Parent fails to consummate the Transactions on the date required pursuant to Section 1.2, (iii) the Company has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations hereunder and the Debt Financing is funded, the Closing will occur and otherwise the Company’s intention is to terminate this Agreement on a date at least three Business Days after such notice; and (iv) Parent fails to consummate the Transactions by the termination date set forth in the irrevocable written notice delivered pursuant to subsection (iii) of this Section 7.1(i).

7.2 Effect of Termination. In the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than the second sentence of Section 5.2(b), Section 5.7, Section 5.11(c), Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8, each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors or Representatives, except with respect to Section 5.2(b), Section 5.11(c), Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8; provided, that, subject to Section 7.3, Section 7.4 and Section 7.5, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

7.3 Company Termination Fee.

(a) The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with, and as a condition of, such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $130,000,000; provided, however, that if the Company terminates this agreement pursuant to Section 7.1(f) (i) prior to the Solicitation Period End Date or (ii) within one Business Day following the expiration of any Notice Period that began on or prior to the Business Day following the Solicitation Period End Date, then, in each case, the Company Termination Fee means $65,000,000.

(b) The parties hereto agree that if (x) this Agreement is terminated pursuant to (A) Section 7.1(b), (B) Section 7.1(d) or (C) Section 7.1(g), (y) in the case of clause (x)(A), after the date hereof and prior to the date of the Company Meeting an Acquisition Proposal has been publicly announced, and not publicly irrevocably withdrawn at least ten days before the date of the Company Meeting and, in the case of clause (x)(B) or (x)(C), after the date hereof and prior to the date termination an Acquisition Proposal has been publicly announced, and not publicly irrevocably withdrawn at least ten days before the date of such termination, as the case may be, and (z) the Company enters into a definitive agreement with respect to any Acquisition Proposal within twelve months after such termination and the transaction contemplated by such Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee to Parent concurrently with the consummation of such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(h)(i), except that the references to “25%” shall be deemed to be references to “50%”.

(c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e) In circumstances where the Company Termination Fee is payable in accordance with Section 7.3(a) or Section 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4 Parent Termination Fee.

(a) The parties agree that if this Agreement is terminated by the Company pursuant to Section 7.1(h) or Section 7.1(i), then Parent shall pay to the Company, as promptly as reasonably practicable (and, in any event, within two Business Days) following such termination, $303,000,000 (the “Parent Termination Fee”).

(b) All payments under this Section 7.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

(c) Each of the parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) In circumstances where the Parent Termination Fee is payable in accordance with Section 7.4(a), the Company’s receipt of the Parent Termination Fee (if received) from or on behalf of Parent or Guarantor shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent and its affiliates and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

7.5 Payments; Limitation on Recourse. (a) Other than with respect to the right to seek specific performance of the Equity Commitment Letters to the extent permitted by and in accordance with the Equity Commitment Letters (any such claims under the Equity Commitment Letters, the “ECL Claims”), and recourse against the Guarantors under the Guarantees to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. Other than the ECL Claims and such recourse against the Guarantors under the Guarantees, no Company Related Party or Parent Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any claim, investigation, or

Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise. Notwithstanding anything to the contrary contained in this Agreement, neither any party hereto nor any of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any direct rights or claims against any Financing Source (other than Parent and Merger Sub), in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

(b) Notwithstanding any provision of this Agreement to the contrary, under no circumstances will the collective monetary damages payable by Parent, Merger Sub and the other Parent Related Parties for breaches under this Agreement, the Guarantees and the ECL Claims exceed an amount equal to the Parent Termination Fee plus the Reimbursement Obligations for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company or any of its affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (i) Parent, Merger Sub or the Guarantor; or (ii) the other Parent Related Parties, and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Debt Commitment Letter, the Guarantees (subject to the terms and conditions set forth therein) and the Equity Commitment Letters (subject to the terms and conditions set forth therein and in Section 8.14(b) of this Agreement).

7.6 Amendment.

(a) This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) Notwithstanding anything to the contrary contained herein, Sections 7.5, 8.10 and 8.12(d) and this Section 7.6(b) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.5, 8.10 and 8.12(d) and this Section 7.6(b)) may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

7.7 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. Subject to Section 7.2, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the third Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

c/o Francisco Partners

One Letterman Drive, Bldg. C – Ste. 410

San Francisco, CA 94129

Attention: Andrew Kowal, Brian Decker and Christine Wang

Email: kowal@franciscopartners.com; decker@franciscopartners.com; christine@franciscopartners.com with a copy to (for information purposes only):

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Fax: (415) 856-7100

Attention:     Michael J. Kennedy

                     Steve L. Camahort

                     Jeffrey C. Wolf

Email:   mikekennedy@paulhastings.com

             stevecamahort@paulhastings.com

             jeffwolf@paulhastings.com

If to the Company, addressed to it at:

LogMeIn, Inc.

333 Summer Street

Boston, MA 02210

Fax: (781) 437-1820

Attention:     President & Chief Executive Officer

                     General Counsel

Email:   Michael.Donahue@logmein.com

with a copy to (for information purposes only):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Fax: (617) 948-6001

Attention:     John H. Chory

                     Bradley C. Faris

                     Jason T. Morelli

Email:   john.chory@lw.com

              bradley.faris@lw.com

              jason.morelli@lw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to the Company than those contained in the FP Confidentiality Agreement and that does not prohibit the Company from providing information to Parent in accordance with Section 5.3; provided, that any such confidentiality agreement need not contain any standstill provision. An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Third Party or prohibiting the Company satisfying its obligations hereunder or requiring the Company or its Subsidiaries to pay or reimburse the Third Party’s fees and expenses.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Bank Marketing Period” means the first period of fifteen (15) consecutive “business days” (such term shall be construed for purposes of this definition to have the same meaning as in the Debt Commitment Letter) beginning on the first day after the date hereof on which the Company shall have delivered to Parent all Bank Required Information; provided that the last day of such fifteen (15) consecutive “business day” period shall occur no later than the Initial Outside Date or, if the Initial Outside Date has been extended pursuant to Section 7.1(d), the Extended Outside Date; provided further, that (i) the Bank Marketing Period shall not start prior to September 8, 2020 unless each of the conditions set forth in Section 6.1 (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date) have been satisfied or waived by the Parent, (ii) the dates of July 3, 2020 and November 26 and 27, 2020 shall not be included in the calculation of the Bank Marketing Period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Bank Marketing Period), (iii) if the Bank Marketing Period shall not have ended on or prior to February 11, 2020, then the Bank Marketing Period shall be deemed not to have commenced until on or after the date the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2019 has been filed with the SEC, and (iv) if the Bank Marketing Period shall not have ended on or prior to August 21, 2020, then the Bank Marketing Period shall be deemed not to have commenced until on or after September 8, 2020; provided, further, that if the Company shall in good faith believe that the Bank Marketing Period has commenced and that it has provided the Bank Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause unless Parent in good faith reasonably believes that either the Bank Marketing Period has not commenced or that the Company has not completed the delivery of the Bank Required Information, within five Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating, if applicable, with specificity which Required Information the Company has not been delivered); provided, that the Bank Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated (including by funding such Debt Financing into escrow). Notwithstanding anything to the contrary herein, the Bank Marketing Period will not commence and will not be deemed to have commenced if, at any time on or prior to the completion of such fifteen (15) consecutive Business Day period, (a) the Company has announced any intention to restate any financial statements or financial information included in the Bank Required Information or that any such restatement is under consideration, in which case the Bank Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Bank Required Information has been amended or the Company has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first Business Day, throughout and on the last Business Day of such new consecutive fifteen (15) Business Day period.

“Bank Required Information” means (a) audited consolidated balance sheets and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company for each of the three most recently completed fiscal years that have ended at least sixty (60) calendar days prior to the end of the Bank Marketing Period and (b) unaudited condensed consolidated balance sheets and related unaudited statements of condensed consolidated comprehensive income and cash flows of the Company for each subsequent interim quarterly period that has ended at least forty (40) calendar days prior to the end of the Bank Marketing Period and for the corresponding period in the prior fiscal year (which shall be subject to SAS 100 review); provided, that the filing by the Company with the SEC of the financial statements required in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and its Subsidiaries.

“Bond Marketing Period” means, at any time following the end of the Bank Marketing Period and after a Notes Flex Notice is delivered to Parent in accordance with the Debt Commitment Letter, the first period of fifteen (15) consecutive “business days” (such term shall be construed for purposes of this definition to have the same meaning as in the Debt Commitment Letter) beginning on the first day after the date hereof on which the Company shall have delivered to Parent all Bond Required Information, and all such Bond Required Information is Compliant when delivered and remains Compliant through the end of the Bond Marketing Period; provided that the last day of such fifteen (15) consecutive “business day” period shall occur no later than the Initial Outside Date or, if the Initial Outside Date has been extended pursuant to Section 7.1(d), the Extended Outside Date; provided further, that (i) the dates of July 3, 2020 and November 26 and 27, 2020 shall not be included in the calculation of the Bond Marketing Period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Bond Marketing Period), (iii) if the Bond Marketing Period shall not have ended on or prior to February 11, 2020, then the Bond Marketing Period shall be deemed not to have commenced until on or after the date the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2019 has been filed with the SEC, and (iv) if the Bond Marketing Period shall not have ended on or prior to August 21, 2020, then the Bond Marketing Period shall be deemed not to have commenced until on or after September 8, 2020; provided, further, that if the Company shall in good faith believe that the Bond Marketing Period has commenced and that it has provided the Bond Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause unless Parent in good faith reasonably believes that either the Bond Marketing Period has not commenced or that the Company has not completed the delivery of the Bond Required Information, within five Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating, if applicable, with specificity which Bond Required Information the Company has not been delivered); provided, that the Bond Marketing Period shall end on any earlier date that is the date on which the Bond Financing is consummated (including by funding such Bond Financing into escrow).

“Bond Required Information” means (a) audited consolidated balance sheets and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company for each of the three most recently completed fiscal years that have ended at least sixty (60) calendar days prior to the end of the Bond Marketing Period; (b) unaudited condensed consolidated balance sheets and related unaudited statements of condensed consolidated comprehensive income and cash flows of the Company for each subsequent interim quarterly period that has ended at least forty (40) calendar days prior to the end of the Bond Marketing Period and for the corresponding period in the prior fiscal year (which shall be subject to SAS 100 review); provided, that the filing by the Company with the SEC of the financial statements required in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements in clauses (a) and (b) with respect to the Company and its Subsidiaries; and (c) all other financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a public offering of non-convertible debt securities of the Company on a registration statement on Form S-1, in each case, to the extent customarily included in offering documents used in private placements of non-convertible debt securities under Rule 144A of the Securities Act to consummate the Bond Financing by Parent; provided, however, that “Bond Required Information” shall not include any Excluded Information.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letters.

“Communications Act” means the Communications Act of 1934, as amended, together with the written orders, policies and decisions of the FCC.

“Communications Licenses” means any licenses, permits, certificates, waivers, amendments, consents, exemptions, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from the FCC to the Company or its Subsidiaries.

“Communications Regulatory Consents” means (i) a notice or other action by the FCC granting its consent to the transfer of control or assignment of the Communications Licenses of the Company and its Subsidiaries, pursuant to applications filed by the parties hereto with the FCC and (ii) the other consents, authorizations and approvals of state public utility commissions or similar state authorities or foreign regulatory commissions set forth on Section 1.1 of the Company Disclosure Schedule.

“Company ERISA Affiliate” means all Persons (whether or not incorporated) that would, at any relevant time, be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Material Adverse Effect” means any adverse change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents or materially impairs or delays the consummation of the Merger or performance by the Company of any of its material obligations under this Agreement; provided, however, that, Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof after the date of this Agreement, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, the Parent or any of its affiliates (except for any obligations hereunder to operate in the ordinary course of business and similar obligations), in and of themselves, (e) the negotiation, announcement, pendency or consummation of this Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners) provided, however, that the exceptions in this clause (e) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 3.4 and other similar representations and warranties with respect to the effect of the execution of this Agreement, the consummation of the Transactions or the like (and in Section 6.3(a) and Section 7.1(g) to the extent related to such representations), (f) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (g) changes in the trading price or trading volume of Shares or any suspension of trading (provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

“Company Material Intellectual Property” means the Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries and that is material to the business of the Company and its Subsidiaries.

“Company Owned Intellectual Property” means Company Material Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Compliant” means, with respect to the Bond Required Information and without giving effect to any supplements or updates delivered by the Company after the commencement of the Bond Marketing Period, (a) the Bond Required Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company or its Subsidiaries, necessary to make such Bond Required Information, in light of the circumstances under which the statements contained in the Bond Required Information are made, not materially misleading, (b) the Bond Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered offering of non-convertible debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield non-convertible debt securities and other than with respect to Excluded Information), (c) the Company shall not have announced any intention to restate any historical financial statements contained in the Bond Required Information or that any such restatement is under consideration, (d) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Bond Required Information, and (e) the consolidated financial statements contained in the Bond Required Information are sufficient for the Company’s independent accounting firm to deliver a customary accountants’ comfort letter under SAS 72 and SAS 100 (including customary negative assurance) with respect to financial information regarding the Company and its Subsidiaries contained in any offering memoranda.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Credit Facilities” means that certain Amended and Restated Credit Agreement, dated as of February 1, 2017, among LogMeIn, Inc. (together with each Additional Borrower (as defined therein)), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as amended, restated, supplemented or modified from time to time.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, together with any related fee letter, engagement letter or other agreement, in each case, as amended, supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the Merger Consideration.

“Debt Fee Letter” means any fee letter executed in connection with the Debt Commitment Letter, as amended, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with this Agreement.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter and the Debt Fee Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing and the Bond Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing and Bond Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing and Bond Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Financing Sources.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Commitment Letters” means the equity financing commitment letters, dated as of the date hereof, between Parent and the investment funds named therein, naming Company as an express third party beneficiary and pursuant to which such investment funds have committed to invest or cause to be invested in the equity capital of Parent the amounts set forth therein for the purposes of financing the Transactions, including a portion of the Merger Consideration.

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letters.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ESPP” means the Company’s 2019 Employee Stock Purchase Plan

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” means any (a) pro forma financial statements, (b) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by Financing Sources or their counsel, (c) risk factors relating to all or any component of the Debt Financing, (d) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act, (e) any financial information (other than the financial statements set forth in the definition of Bond Required Information) that is not reasonably available to the Company under its current reporting systems, (f) any solvency certificate referred to in the Debt Commitment Letter or (g) any financial information with respect to the Company and its Subsidiaries on a non-consolidated basis.

“Executive Officers” mean those officers considered by the Company to be executive officers within the meaning of Rule 3b-7 under the Exchange Act.

“FCC” means the Federal Communications Commission, including any bureau, office or division thereof.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Deliverables” means the following documents required to be delivered (and, where applicable, executed) in connection with the Debt Financing and Bond Financing: (a) a solvency certificate (including a solvency certificate in the form attached to the Debt Commitment Letter) and customary perfection certificates required in connection with the Debt Financing and Bond Financing, and organizational documents and good standing certificates required by the Debt Commitment Letter; (b) documentation and other information reasonably requested by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations; (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of Liens securing the Debt

Financing and Bond Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, and surveys and title insurance) or other customary certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiary shall be subject to the occurrence of the Closing, (d) customary certificates or other documents and instruments as may be reasonably requested by Parent, as in each such case, necessary and customary in connection with the Debt Financing and Bond Financing, and (e) customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Liens of the Company in accordance with the Debt Commitment Letter, subject to the occurrence of the Closing.

“Financing Failure Event” means all or any portion of the Debt Financing becoming unavailable on the terms and conditions (including the “flex” provisions of the Debt Fee Letter) set forth in the Debt Commitment Letter.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, Bond Financing or other financing (other than the Equity Financing) in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and their affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing and their respective successors and assigns.

“Free or Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government.

“Government Official” means any officer or employee of any Governmental Entity or instrumentality thereof, or of any public international organization, any political party, or candidate for political office, or any person acting in an official capacity for or on behalf of any such entity or individual.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Information Privacy Laws” means any Laws or Orders pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws that are applicable to the Company and its Subsidiaries or the Parent and the Merger Sub, as the case may be.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published), and all applications and registrations in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub.

“Law” means any applicable national, provincial, state, municipal and local laws, statutes, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“Malicious Code” means any “virus,” “worm,” “time bomb,” “key-lock,” “back door,” “drop dead device,” “Trojan horse,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Marketing Period” means the Bank Marketing Period and, solely to the extent a Notes Flex Notice is delivered to Parent in accordance with the Debt Commitment Letter, the Bond Marketing Period. In the event that no Notes Flex Notice is delivered to Parent in accordance with the Debt Commitment Letter, the term “Marketing Period” as used in this Agreement shall mean only the Bank Marketing Period.

“Nasdaq” means The Nasdaq Stock Market.

“Notes Flex Notice” has the meaning ascribed to such term in the Debt Commitment Letter.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays the consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property, (d) (i) matters of record, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) applicable building, zoning and land use regulations, and (iv) other imperfections or irregularities in title, charges, restrictions and other encumbrances that do not materially detract from the use of the Company Real Property to which they relate, and (e) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Proceedings” means all actions, suits, claims, litigation or proceedings, in each case, by or before any Governmental Entity.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, attorneys, consultants, legal counsel, investment bankers, advisors, agents, Financing Sources and other representatives.

“Required Information” means (a) audited consolidated balance sheets and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company for each of the three most recently completed fiscal years that have ended at least sixty (60) calendar days prior to the end of the Marketing Period and (b) unaudited condensed consolidated balance sheets and related unaudited statements of condensed consolidated comprehensive income and cash flows of the Company for each subsequent interim quarterly period that has ended at least forty (40) calendar days prior to the end of the Marketing Period and for the corresponding period in the prior fiscal year (which shall be subject to SAS 100 review); provided, that the filing by the Company with the SEC of the financial statements required in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and its Subsidiaries.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Entities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) for either a public registration statement or private placement transaction and assistance with the due diligence activities of the Financing Sources, (b) providing access to work papers of the Company and other supporting documents as may be reasonably requested by Parent or its Financing Sources, (c) providing customary consents to the inclusion of audit reports in any relevant public registration statement or filings, and (d) providing customary consents to references to the auditor as an expert in any public registration statement or filings.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity (including for the avoidance of doubt, all Forms 1099, FinCEN Form 114, Form TD F 90-22.1, and any predecessor or successor forms thereto), including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, escheat (whether or not considered a Tax under applicable law), registration, value-added, transactional and gains tax, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement or the delivery of the certificate referenced in Section 6.2(c) (in the case of Parent) or Section 6.3(d) (in the case of the Company) and (b) with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Bond Financing”	Section 5.11(a)

“Book-Entry Shares”	Section 2.2(b)(ii)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)(i)

“Change of Board Recommendation”	Section 5.3(b)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 3.3(b)

“Company Bylaws”	Section 3.1

“Company Charter”	Section 3.1

“Company Disclosure Schedule”	Article 3

“Company Equity Plan”	Section 3.2(a)

“Company Lease Agreement”	Section 3.16(a)(v)

“Company Leased Real Property”	Section 3.14(b)

“Company Material Contracts”	Section 3.16(b)

“Company Meeting”	Section 5.4(b)

“Company Option”	Section 2.4(a)

“Company Owned Real Property”	Section 3.14(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Real Property”	Section 3.14(c)

“Company Related Parties”	Section 7.3(e)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company Representatives”	Section 5.11(a)

“Company RSU”	Section 2.4(b)

“Company SEC Documents”	Section 3.5(a)

“Company SEC Financial Statements”	Section 3.5(c)

“Company Stockholder Approval”	Section 3.3(c)

“Company Termination Fee”	Section 7.3(a)

“Confidentiality Agreement”	Section 5.2(b)

“Continuing Employee”	Section 5.8(a)

“D&O Insurance”	Section 5.9(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“ECL Claims”	Section 7.5

“Effect”	Section 8.4

“Effective Time”	Section 1.2

“EM Confidentiality Agreement”	Section 5.2(b)

“Extended Outside Date”	Section 7.1(d)

“FP Confidentiality Agreement”	Section 5.2(b)

“Guarantor”	Recitals

“Guarantees”	Recitals

“Indemnitee”	Section 5.9(a)

“Initial Outside Date”	Section 7.1(d)

“Material Customers”	Section 3.16(a)

“Material Suppliers”	Section 3.16(a)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Notice Period”	Section 5.3(e)

“Parent”	Preamble

“Parent Disclosure Schedule”	Article 4

“Parent Subsidiary”	Section 4.3(a)

“Parent Termination Fee”	Section 7.4(c)

“Paying Agent”	Section 2.2(a)

“Performance RSU”	Section (b)2.4(b)

“Permits”	Section 3.10

“Proposed Changed Terms”	Section 5.3(e)(ii)

“Service Provider”	Section 3.11(a)

“Shares”	Recitals

“Solicitation Period End Date”	Section 5.3(a)

“Superior Proposal”	Section 5.3(h)(iv)

“Surviving Corporation”	Section 1.1(a)

“Transactions”	Section 1.1(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule, the Guarantees and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, however, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Company with reasonable advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly owned Subsidiary; provided, further, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part from time to time, to (a) any parties providing Debt Financing or Bond Financing pursuant to the terms thereof (including for the purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Debt Financing or Bond Financing) at any time, (b) one or more affiliates (provided that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder), and (c) after the Effective Time, to any Person.

8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Sources shall be express third party beneficiaries of and have the right to enforce Sections 7.5, 7.6(b), 8.10 and 8.12(d); provided, further, that the Parent Related Parties shall be express third party beneficiaries of and have the right to enforce Sections 7.4(d) and 7.5.

8.11 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

(d) Notwithstanding anything herein to the contrary, each party agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing, Bond Financing or the transactions contemplated hereby or thereby shall be brought exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the

Southern District of New York sitting in New York County (and appellate courts thereof) and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.3 shall be effective service of process against it for any such action brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that the Laws of the State of New York shall govern any such Proceeding and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.12(c).

8.13 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance.

(a) The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.

(b) Notwithstanding any provision of this Agreement to the contrary, it is explicitly agreed that the Company shall not have the right to enforce Parent’s obligation to cause the Equity Financing to be funded and/or to consummate the Transactions unless: (i) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (ii) the Company has confirmed in writing that, if specific performance is granted and the Debt Financing is funded, the

Closing will occur, (iii) the Debt Financing (or any alternative financing in accordance with Section 5.10) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) Parent has failed to cause the Closing to occur by the date the Closing is required to have occurred pursuant to Section 1.2. Notwithstanding any provision of this Agreement to the contrary, while the Company may pursue both a grant of specific performance as and only to the extent permitted by this Section 8.14 and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 7.4), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to require Parent and Merger Sub to effect the Closing and a payment of the Parent Termination Fee.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

LOGAN PARENT, LLC

By:	/s/ Andrew Kowal
Name: Andrew Kowal
Title: President

Merger Sub:

LOGAN MERGER SUB, INC.

By:	/s/ Andrew Kowal
Name: Andrew Kowal
Title: President

[Signature Page to Agreement and Plan of Merger]

The Company:

LOGMEIN, INC.

By:	/s/ William R. Wagner
Name: William R. Wagner
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]